Exhibit 4.3

EXHIBIT D

THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD WITHOUT RESTRICTIONS OR VOLUME LIMITATIONS PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

THIS WARRANT SHALL BE VOID AFTER 5:00 P.M. EASTERN TIME ON DECEMBER 31, 2014.

No. ___

FUND.COM INC.

WARRANT TO PURCHASE 2,338,333 SHARES OF
CLASS A COMMON STOCK, PAR VALUE $0.001 PER SHARE

FOR VALUE RECEIVED, IP GLOBAL INC. (the “Lender”) and/or its Affiliates (collectively, the “Warrant Holder”), is entitled to purchase, subject to the terms and condition of this Warrant, from FUND.COM INC., a Delaware corporation (the “Corporation”), at any time or from time to time from the “Initial Exercise Date” (as hereinafter defined) and not later than 5:00 P.M., Eastern time, on the “Warrant Expiration Date” (as hereinafter defined), an aggregate of  2,338,333 shares (the “Warrant Shares”) of the Corporation’s Class A Common Stock (as hereinafter defined), at an exercise price per Warrant Share equal to sixty cents ($0.60) (the “Exercise Price”).  The number of Warrant Shares issuable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as described herein.

This Warrant is the “Warrant” constituting Exhibit D, referred to in that certain revolving credit loan agreement dated as of April 30, 2009, by and between the Corporation and the Lender (the “Loan Agreement”).

The Corporation shall maintain books for the transfer and registration of the Warrant.  Upon the initial issuance of this Warrant, the Corporation shall issue and register the Warrant in the name of the Warrant Holder.

Definitions.                                Unless otherwise separately defined in this Warrant, all capitalized terms when used herein shall have the same meaning as they are defined in the Loan Agreement.  As used in this Warrant, the following terms shall have the meanings set forth below.

A           “Affiliate” of any particular Person means any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or under common control with such Person.  For purposes of this definition, “ control ” (including the terms “ controlling ,” “ controlled by ” and “ under common control with ”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

 B.           “Bloomberg” shall mean Bloomberg, L.P. (or any successor to its function of reporting stock prices).

C.           "Business Day" means any day, other than a Saturday or Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

D.           “Class A Common Stock” means the Class A common stock of the Corporation, par value $0.001 per share, together with any securities into which the common stock may be reclassified and any additional class of stock of the Corporation having no preference as to dividends or distributions on liquidation, provided that the shares purchasable pursuant to this Warrant shall include only shares of Class A Common Stock, $0.001 par value per share, in respect of which this Warrant is exercisable, or shares resulting from any subdivision or combination of such Class A Common Stock, or in the case of any reorganization, reclassification, consolidation, merger, or sale of the character referred to in Section 4(e) hereof, the stock or other securities or property provided for in such Section.

E.           “Class A Common Stock Deemed Outstanding” shall mean the number of shares of Class A Common Stock actually outstanding (not including shares of Class A Common Stock held in the treasury of the Corporation), plus (x) pursuant to Section 4(f)(i) hereof, the maximum total number of shares of Class A Common Stock issuable upon the exercise of options (the “Options”), as of the date of such issuance or grant of such Options, if any, and (y) pursuant to Section 4(f)(ii) hereof, the maximum total number of shares of Class A Common Stock issuable upon conversion or exchange of convertible securities (the “Convertible Securities”), as of the date of issuance of such Convertible Securities, if any.

F.           "Exercise Date" means, for any one or more exercises of this Warrant, the date specified in the notice of exercise in the form attached hereto (the "Notice of Exercise"), so long as a copy of the Notice of Exercise is faxed, emailed or delivered by other means resulting in receipt by the Corporation before 11:59 p.m, New York City time, on the Warrant Expiration Date.

G.           "Exercise Price" means initially Sixty Cents ($0.60) per Warrant Share, or such other amount into which such Exercise Price may be adjusted pursuant to Section 4 of this Warrant.

H.            “Initial Exercise Date” shall mean the date of this Warrant.

I.            “Market Price” means, as of any Trading Day, (i) the average of the last reported sale prices for the shares of Class A Common Stock on a national securities exchange which is the principal trading market for the Class A Common Stock for the twenty (20) Trading Days immediately preceding such date as reported by Bloomberg or (ii) if no national securities exchange is the principal trading market for the shares of Class A Common Stock, the average of the last reported sale prices on the principal trading market for the Class A Common Stock during the same period as reported by Bloomberg, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the fair market value as reasonably determined in good faith by the Corporation’s Board of Directors in the exercise of its good faith judgment.  The manner of determining the Market Price of the Class A Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.

J.            “Trading Day” shall mean any day on which the Class A Common Stock is traded for any period on the principal securities exchange or other securities market on which the Class A Common Stock is then being traded.

L.             “Warrant Expiration Date” shall mean 5:00 p.m. (Eastern time) on December 31, 2014.

M.            Warrant Holder” shall mean the collective reference to the Investor, its Affiliates or any one or more holder(s) of this Warrant.

N.            “Warrant Shares” shall mean the shares of Class A Common Stock issuable upon the full or partial exercise of this Warrant, as such shares may be adjusted pursuant to the terms of this Warrant.

This Warrant is subject to the following terms, provisions, and conditions:

Section 1. Manner of Exercise.

 a.           Procedure. Subject to the provisions hereof, this Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant, together with a completed exercise agreement in the form attached hereto (the “Exercise Agreement”), to the Corporation during normal business hours on any day that banks are generally open for business in New York City (a “Business Day”) at the Corporation’s principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holder), and upon (i) payment to the Corporation in cash, by certified or official bank check or by wire transfer for the account of the Corporation of the Exercise Price for the Warrant Shares specified in the Exercise Agreement or (ii) by delivery to the Corporation of a written notice of an election to effect a Cashless Exercise (as defined in Section 1(c) below) for the Warrant Shares specified in the Exercise Agreement.  The Warrant Shares so purchased shall be deemed to be issued to the Holder or such Holder’s designee, as the record owner of such shares, as of the close of business on the date on which the completed Exercise Agreement shall have been delivered, and payment shall have been made for such shares as set forth above.  Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to the Holder (without restrictive legend thereon when such exercise occurs while a registration statement registering under the Securities Act of 1933, as amended (the “Securities Act”) the resale of the Warrant Shares so purchased is effective or such Warrant Shares so purchased may be resold by the Holder pursuant to Rule 144(i) or any similar successor rule) within a reasonable time, not exceeding five (5) Business Days, after this Warrant shall have been so exercised.  The certificates so delivered shall be in such denominations as may be requested by the Holder and shall be registered in the name of the Holder or such other name as shall be designated by the Holder.  If this Warrant shall have been exercised only in part, then, at the option of the Holder (i) the Holder may surrender this Warrant to the Corporation and, unless this Warrant has expired, the Corporation shall, at its expense, within a reasonable time, not exceeding twenty (20) Business Days, after this Warrant shall have been so exercised, deliver to the Holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised, or (ii) the Holder may retain this Warrant and the Warrant Shares purchasable under this Warrant shall be reduced by such number of Warrant Shares so exercised by the Holder and properly delivered by the Corporation hereunder.

b.           Cashless Exercise.  Notwithstanding any provisions herein to the contrary, if during the Exercise Period the fair market value of one share of the Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant by payment of cash or by check, the Holder may exercise this Warrant in whole or in part by presentation and surrender of this Warrant to the Corporation at its principal executive offices, with a written notice of the Holders intention to effect a cashless exercise, including a calculation of the number of share of Class A Common Stock to be issued upon such exercise in accordance with the terms hereof (a “Cashless Exercise”).  In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the Holder shall surrender this Warrant for that number of shares of Class A Common Stock determined by multiplying the number of Warrant Shares to which such Holder would otherwise be entitled by a fraction (i) the numerator of which shall be the difference between (A) the average Market Price per share of the Class A Common Stock for the twenty (20) Trading Days immediately prior to the date the completed Exercise Agreement shall have been delivered to the Corporation (the “Cashless Exercise Market Price”) and (B) the Exercise Price (as adjusted to the date of such calculation), multiplied by the number of shares of Common Stock purchasable under this Warrant or, if only a portion of this Warrant is being exercised, the portion of this Warrant being canceled (at the date of such calculation) and (ii) the denominator of which shall be the Cashless Exercise Market Price.

Section 2. Period of Exercise.

This Warrant is exercisable at any time or from time to time on or after the date hereof and before 5:00 p.m., New York, New York time on March 31, 2014 (the “Exercise Period”).

Section 3. Certain Agreements of the Corporation.

The Corporation hereby covenants and agrees as follows:

 a.           Shares to be Fully Paid.  All Warrant Shares will, upon issuance in accordance with the terms of this Warrant, be validly issued, fully paid, and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof.

 b.           Reservation of Shares.  During the Exercise Period, the Corporation shall at all times have authorized, and reserved for the purpose of issuance upon exercise of this Warrant, a sufficient number of shares of Class A Common Stock to provide for the exercise of this Warrant.

 c.           Listing.  If the Corporation’s Class A Common Stock is listed as of the date of this Warrant, or if so listed in the future, the Corporation shall maintain its listing of its Class A Common Stock on each national securities exchange or automated quotation system, as the case may be, and shall maintain such listing of any other shares of capital stock of the Corporation issuable upon the exercise of this Warrant if and so long as any shares of the same class shall be listed on such national securities exchange or automated quotation system.

 d.           Certain Actions Prohibited.  The Corporation will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder of this Warrant in order to protect the exercise privilege of the Holder of this Warrant against dilution or other impairment, consistent with the tenor and purpose of this Warrant.  Without limiting the generality of the foregoing, the Corporation (i) will not increase the par value of any shares of Class A Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) will take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Class A Common Stock upon the exercise of this Warrant.

 e.           Successors and Assigns.  This Warrant will be binding upon any entity succeeding to the Corporation by merger, consolidation, or acquisition of all or substantially all the Corporation’s assets.

 f.           Delivery of Class A Common Stock by Electronic Transfer.  In lieu of delivering physical certificates representing the Class A Common Stock issuable upon exercise, provided the Corporation’s transfer agent is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer program and the Corporation has activated such programs, upon request of the Holder and its compliance with the provisions contained in Section 1, the Corporation shall use its best efforts to cause its transfer agent to electronically transmit the Class A Common Stock issuable upon exercise to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission system.

Section 4. Antidilution Provisions.  During the Exercise Period, the Exercise Price and the number of Warrant Shares shall be subject to adjustment from time to time as provided in this Section 4.  In the event that any adjustment of the Exercise Price as required herein results in a fraction of a cent, such Exercise Price shall be rounded up to the nearest cent.

 a.           Subdivision or Combination of Class A Common Stock.  If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of Class A Common Stock acquirable hereunder into a greater number of shares, then, after the date of record for effecting such subdivision, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Corporation at any time combines (by any reverse stock split, recapitalization, reorganization, reclassification or otherwise) the shares of Class A Common Stock acquirable hereunder into a smaller number of shares, then, after the date of record for effecting such combination, the Exercise Price in effect immediately prior to such combination will be proportionately increased.

 b.           Adjustment in Number of Shares.  Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 4, the number of shares of Class A Common Stock issuable upon exercise of this Warrant shall be adjusted by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of shares of Class A Common Stock issuable upon exercise of this Warrant immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

 c.           Recapitalization, Reorganization, Reclassification, Consolidation, Merger or Sale.

(i)           Subject at all times to the provisions of Section 4(c)(iii) below, in case the Corporation after the Original Issue Date shall do any of the following (each, a “Triggering Event”): (a) consolidate or merge with or into any other Person and the Corporation shall not be the continuing or surviving corporation of such consolidation or merger, or (b) permit any other Person to consolidate with or merge into the Corporation and the Corporation shall be the continuing or surviving Person but, in connection with such consolidation or merger, any Capital Stock of the Corporation shall be changed into or exchanged for Securities of any other Person or cash or any other property, or (c) transfer all or substantially all of its properties or assets to any other Person, or (d) effect a capital reorganization or reclassification of its Class A Common Stock and/or Preferred Stock (collectively, “Capital Stock”), then, and in the case of each such Triggering Event, proper provision shall be made to the Exercise Price and the number of shares of Warrant Stock that may be purchased upon exercise of this Warrant so that, upon the basis and the terms and in the manner provided in this Warrant, the Holder of this Warrant shall be entitled upon the exercise hereof at any time after the consummation of such Triggering Event, to the extent this Warrant is not exercised prior to such Triggering Event, to receive at the Exercise Price in effect at the time immediately prior to the consummation of such Triggering Event, in lieu of the Class A Common Stock issuable upon such exercise of this Warrant prior to such Triggering Event, the Capital Stock, cash and property to which such Holder would have been entitled upon the consummation of such Triggering Event if such Holder had exercised the rights represented by this Warrant immediately prior thereto (including the right of a shareholder to elect the type of consideration it will receive upon a Triggering Event), subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for elsewhere in this Section 4; provided, however, the Holder at its option may elect to receive an amount in unregistered shares of the common stock of the surviving entity equal to the value of this Warrant calculated in accordance with the Black-Scholes formula; provided, further, such shares of Class A Common Stock shall be valued at a twenty percent (20%) discount to the VWAP of the Class A Common Stock for the twenty (20) Trading Days immediately prior to the Triggering Event.  Immediately upon the occurrence of a Triggering Event, the Corporation shall notify the Holder in writing of such Triggering Event and provide the calculations in determining the number of shares of Warrant Stock issuable upon exercise of the new warrant and the adjusted Exercise Price.  Upon the Holder’s request, the continuing or surviving corporation as a result of such Triggering Event shall issue to the Holder a new warrant of like tenor evidencing the right to purchase the adjusted number of Warrant Shares and the adjusted Exercise Price pursuant to the terms and provisions of this Section 4(c)(i).  Notwithstanding the foregoing to the contrary, this Section 4(c)(i) shall only apply if the surviving entity pursuant to any such Triggering Event is a company that has a class of equity securities registered pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its common stock is listed or quoted on a national securities exchange, national automated quotation system or the OTC Bulletin Board.  In the event that the surviving entity pursuant to any such Triggering Event is not a public company that is registered pursuant to the Exchange Act or its common stock is not listed or quoted on a national securities exchange, national automated quotation system or the OTC Bulletin Board, then the Holder shall have the right to demand that the Corporation pay to the Holder an amount in cash equal to the value of this Warrant calculated in accordance with the Black-Scholes formula.

(ii)           In the event that the Holder has elected not to exercise this Warrant prior to the consummation of a Triggering Event and has also elected not to receive an amount in cash equal to the value of this Warrant calculated in accordance with the Black-Scholes formula pursuant to the provisions of Section 4(c)(i) above, so long as the surviving entity pursuant to any Triggering Event is a company that has a class of equity securities registered pursuant to the Exchange Act and its common stock is listed or quoted on a national securities exchange, national automated quotation system or the OTC Bulletin Board, the surviving entity and/or each Person (other than the Corporation) which may be required to deliver any Securities, cash or property upon the exercise of this Warrant as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the Holder of this Warrant, (A) the obligations of the Corporation under this Warrant (and if the Corporation shall survive the consummation of such Triggering Event, such assumption shall be in addition to, and shall not release the Corporation from, any continuing obligations of the Corporation under this Warrant) and (B) the obligation to deliver to such Holder such Securities, cash or property as, in accordance with the foregoing provisions of this subsection (a), such Holder shall be entitled to receive, and the surviving entity and/or each such Person shall have similarly delivered to such Holder an opinion of counsel for the surviving entity and/or each such Person, which counsel shall be reasonably satisfactory to such Holder, or in the alternative, a written acknowledgement executed by the President or Chief Financial Officer of the Corporation, stating that this Warrant shall thereafter continue in full force and effect and the terms hereof (including, without limitation, all of the provisions of this subsection (a)) shall be applicable to the Capital Stock, cash or property which the surviving entity and/or each such Person may be required to deliver upon any exercise of this Warrant or the exercise of any rights pursuant hereto.

(iii)           Notwithstanding anything to the contrary contained in this Section 4(c), the provisions of Section 4(c)(i) or Section 4(c)(ii) above shall not apply in the event that the consideration paid or received by the Corporation or its stockholders in connection with any Triggering Event shall be accretive (and not dilutive) to the Corporation and/or its stockholders, in that the consideration received or receivable by the Corporation or its stockholders in connection with such Triggering Event, shall have a fair market value equal to or in excess of 100% of the Exercise Price then in effect.  The provisions of this Section 4(c) shall also not apply to an acquisition by the Corporation or any subsidiary, in which the Corporation shall remain the surviving entity and the ability to elect the board of directors of the Corporation shall not be transferred to or vested in any other Person or Persons not previously affiliated with the Corporation.

 d.           Distribution of Assets.  In case the Corporation shall declare or make any distribution of its assets (including cash) to holders of Class A Common Stock as a partial liquidating dividend, by way of return of capital or otherwise, then, after the date of record for determining shareholders entitled to such distribution, but prior to the date of distribution, the Holder of this Warrant shall be entitled upon exercise of this Warrant for the purchase of any or all of the shares of Class A Common Stock subject hereto, to receive the amount of such assets which would have been payable to the Holder had the Holder been the holder of such shares of Class A Common Stock on the record date for the determination of shareholders entitled to such distribution.

 e.           Adjustment Due to Dilutive Issuance.  If, at any time when any Warrants are issued and outstanding, the Corporation issues or sells, or in accordance with this Section 4(e) or Section 4(f) is deemed to have issued or sold, any shares of Class A Common Stock for no consideration or for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Exercise Price in effect on the date of such issuance (or deemed issuance) of such shares of Class A Common Stock (a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Exercise Price will be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the Dilutive Issuance by a fraction, (A) the numerator of which is an amount equal to the sum of (x) the number of shares of Class A Common Stock Deemed Outstanding immediately prior to the Dilutive Issuance, plus (y) the quotient of the aggregate consideration, calculated as set forth in Section 4(f), received by the Corporation upon such Dilutive Issuance divided by the Exercise Price in effect immediately prior to the Dilutive Issuance, and (B) the denominator of which is the Class A Common Stock Deemed Outstanding (as defined below) immediately after the Dilutive Issuance; provided that only one adjustment will be made for each Dilutive Issuance.  The term “Class A Common Stock Deemed Outstanding” shall mean the number of shares of Class A Common Stock actually outstanding (not including shares of Class A Common Stock held in the treasury of the Corporation), plus (i) the maximum total number of shares of Class A Common Stock issuable upon the exercise of Options, as of the date of such issuance or grant of such Options, if any, and (ii) the maximum total number of shares of Class A Common Stock issuable upon conversion or exchange of Convertible Securities, as of the date of issuance of such Convertible Securities, if any.  No adjustment to the Exercise Price shall have the effect of increasing the Exercise Price above the Exercise Price in effect immediately prior to such adjustment.

 f.           Effect on Exercise Price of Certain Events.  For purposes of determining the adjusted Exercise Price, the following will be applicable:

 (i)           Issuance of Rights or Options.  If the Corporation in any manner issues or grants any Warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Class A Common Stock or other securities convertible into or exchangeable for Class A Common Stock (“Convertible Securities”) (such Warrants, rights and options to purchase Class A Common Stock or Convertible Securities are hereinafter referred to as “Options”) and the price per share for which Class A Common Stock is issuable upon the exercise of such Options is less than the Exercise Price on the date of issuance or grant of such Options, then the maximum total number of shares of Class A Common Stock issuable upon the exercise of all such Options will, as of the date of the issuance or grant of such Options, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share.  For purposes of the preceding sentence, the “price per share for which Class A Common Stock is issuable upon the exercise of such Options” is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Class A Common Stock issuable upon the exercise of all such Options (assuming full conversion of Convertible Securities, if applicable).  No further adjustment to the Exercise Price will be made upon the actual issuance of such Class A Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

 (ii)           Issuance of Convertible Securities.  If the Corporation in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the price per share for which Class A Common Stock is issuable upon such conversion or exchange is less than the Exercise Price on the date of issuance, then the maximum total number of shares of Class A Common Stock issuable upon the conversion or exchange of all such Convertible Securities will, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share.  For the purposes of the preceding sentence, the “price per share for which Class A Common Stock is issuable upon such conversion or exchange” is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Class A Common Stock issuable upon the conversion or exchange of all such Convertible Securities.  No further adjustment to the Exercise Price will be made upon the actual issuance of such Class A Common Stock upon conversion or exchange of such Convertible Securities.

 (iii)           Change in Option Price or Conversion Rate.  If there is a change at any time in (i) the amount of additional consideration payable to the Corporation upon the exercise of any Options; (ii) the amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of any Convertible Securities; or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Class A Common Stock (other than under or by reason of provisions designed to protect against dilution), the Exercise Price in effect at the time of such change will be readjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

 (iv)           Subdivision or Combination of Class A Common Stock.  If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of Class A Common Stock acquirable hereunder into a greater number of shares, then, after such date of record for effecting such subdivision, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Corporation at any time combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) the shares of Class A Common Stock acquirable hereunder into a smaller number of shares, then, after the date of record for effecting such combination, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

 (v)           Treatment of Expired Options and Unexercised Convertible Securities.  If, in any case, the total number of shares of Class A Common Stock issuable upon exercise of any Option or upon conversion or exchange of any Convertible Securities is not, in fact, issued and the rights to exercise such Option or to convert or exchange such Convertible Securities shall have expired or terminated, the Exercise Price then in effect will be readjusted to the Exercise Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination (other than in respect of the actual number of shares of Class A Common Stock issued upon exercise or conversion thereof), never been issued.

 (vi)           Calculation of Consideration Received.  If any Class A Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor for purposes of the holder’s Note will be the amount received by the Corporation therefor, before deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by the Corporation in connection with such issuance, grant or sale.  In case any Class A Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Market Price thereof as of the date of receipt.  In case any Class A Common Stock, Options or Convertible Securities are issued in connection with any acquisition, merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Class A Common Stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or securities will be determined in good faith by the Board of Directors of the Corporation.

 (vii)           Exceptions to Adjustment of Exercise Price.  No adjustment to the Exercise Price will be made (A) upon the issuance of shares of Class A Common Stock or options to purchase Class A Common Stock to employees of the Corporation pursuant to any stock or option plan duly adopted by the Board of Directors of the Corporation, (B) the issuance of shares of Class A Common Stock upon exercise of Warrants or conversion of any of the Initial Closing Note or other Notes issued under the Loan Agreement or (C) the issuance of securities pursuant to and as contemplated by the Securities Purchase Agreement between the Company, Amalphis Group Inc., and Global Asset Fund Limited.

 (viii)           Notice of Adjustment.  Upon the occurrence of any event which requires any adjustment of the Exercise Price, then, and in each such case, the Corporation shall give notice thereof to the Holder of this Warrant, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease in the number of Warrant Shares purchasable at such price upon exercise, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  Such calculation shall be certified by the Chief Financial Officer of the Corporation.

 (ix)           Minimum Adjustment of Exercise Price.  No adjustment of the Exercise Price shall be made in an amount of less than 1% of the Exercise Price in effect at the time such adjustment is otherwise required to be made, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to not less than 1% of such Exercise Price.

 g.           No Fractional Shares.  No fractional shares of Class A Common Stock are to be issued upon the exercise of this Warrant.  In lieu of the Company issuing any fractional shares to which the Holder would otherwise be entitled, the Company shall round the number of shares to be issued upon conversion up to the nearest whole number of share.

 h.           Other Notices.  In case at any time:

 (i)           the Corporation shall declare any dividend upon the Class A Common Stock payable in shares of stock of any class or make any other distribution (including dividends or distributions payable in cash out of retained earnings) to the holders of the Class A Common Stock;

 (ii)           the Corporation shall offer for subscription pro rata to the holders of the Class A Common Stock any additional shares of stock of any class or other rights;

 (iii)           there shall be any capital reorganization of the Corporation, or reclassification of the Class A Common Stock, or consolidation or merger of the Corporation with or into, or sale of all or substantially all its assets to, another corporation or entity; or

 (iv)           there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in each such case, the Corporation shall give to the Holder of this Warrant (a) notice of the date on which the books of the Corporation shall close or a record shall be taken for determining the holders of Class A Common Stock entitled to receive any such dividend, distribution, or subscription rights or for determining the holders of Class A Common Stock entitled to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other such fundamental change, notice of the date (or, if not then known, a reasonable approximation thereof by the Corporation) when the same shall take place.  Such notice shall also specify the date on which the holders of Class A Common Stock shall be entitled to receive such dividend, distribution, or subscription rights or to exchange their Class A Common Stock for stock or other securities or property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, as the case may be.  Such notice shall be given at least thirty (30) days prior to the record date or the date on which the Corporation’s books are closed in respect thereto.  Failure to give any such notice or any defect therein shall not affect the validity of the proceedings referred to in clauses (i), (ii), (iii) and (iv) above.

Section 5. Issue Tax.

The issuance of certificates for Warrant Shares upon the exercise of this Warrant shall be made without charge to the Holder of this Warrant or such shares for any issuance tax or other costs in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the Holder of this Warrant.

Section 6. No Rights or Liabilities as a Stockholder.

This Warrant shall not entitle the Holder to any voting rights or other rights as a stockholder of the Corporation.  No provision of this Warrant, in the absence of affirmative action by the Holder to purchase Warrant Shares, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the Exercise Price or as a stockholder of the Corporation, whether such liability is asserted by the Corporation or by creditors of the Corporation.

Section 7. Transfer, Exchange, and Replacement of Warrant.

 a.           Restriction on Transfer.  This Warrant and the rights granted to the Holder are transferable, in whole or in part, upon surrender of this Warrant, together with a properly executed assignment in the form attached hereto, at the office or agency of the Corporation referred to in Section 7(e) below, provided, however, that any transfer or assignment shall be subject to the conditions set forth in Section 7(f) hereof and to the applicable provisions of the Loan Agreement.  Until due presentment for registration of transfer on the books of the Corporation, the Corporation may treat the registered holder hereof as the owner and holder hereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

 b.           Warrant Exchangeable for Different Denominations.  This Warrant is exchangeable, upon the surrender hereof by the Holder at the office or agency of the Corporation referred to in Section 7(e) below, for new Warrants of like tenor representing in the aggregate the right to purchase the number of shares of Class A Common Stock, in not less than 1,000 increments, which may be purchased hereunder, each of such new Warrants to represent the right to purchase such number of shares as shall be designated by the Holder at the time of such surrender.

 c.           Replacement of Warrant.  Upon receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft, or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Corporation, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Corporation, at its expense, will execute and deliver, in lieu thereof, a new Warrant of like tenor.

 d.           Cancellation; Payment of Expenses.  Upon the surrender of this Warrant in connection with any transfer, exchange, or replacement as provided in this Section 7, this Warrant shall be promptly canceled by the Corporation.  The Corporation shall pay all taxes (other than securities transfer taxes) and all other expenses (other than legal expenses, if any, incurred by the Holder) and charges payable in connection with the preparation, execution, and delivery of Warrants pursuant to this Section 7.

 e.           Register.  The Corporation shall maintain, at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holder), a register for this Warrant, in which the Corporation shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Warrant.

 f.           Exercise or Transfer Without Registration.  If, at the time of the surrender of this Warrant in connection with any exercise, transfer, or exchange of this Warrant, this Warrant (or, in the case of any exercise, the Warrant Shares issuable hereunder), shall not be registered under the Securities Act and under applicable state securities or blue sky laws, the Corporation may require, as a condition of allowing such exercise, transfer, or exchange, (i) that the Holder furnish to the Corporation a written opinion of counsel, which opinion and counsel are acceptable to the Corporation, to the effect that such exercise, transfer, or exchange may be made without registration under the Securities Act and under applicable state securities or blue sky laws, (ii) that the Holder execute and deliver to the Corporation an investment letter in form and substance reasonably acceptable to the Corporation and (iii) that the transferee be an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act; provided, however, that no such opinion, letter or status as an “accredited investor” shall be required in connection with a transfer pursuant to Rule 144 under the Securities Act.  The first Holder of this Warrant, by taking and holding the same, represents to the Corporation that such Holder is acquiring this Warrant for investment and not with a view to the distribution thereof.

g.           Compliance with Securities Laws.  The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and Warrant Shares to be issued upon exercise hereof are being acquired solely for the Holder's own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and any applicable state securities laws.

(ii)           Except as otherwise provided in Section 1(a) or 7(f), this Warrant and all certificates representing the Warrant Shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE ISSUER SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

Section 8. Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if given in accordance with the Loan Agreement.

Section 9. Governing Law.  This Warrant shall be enforced, governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the principles of conflict of laws.  The Corporation hereby submits to the exclusive jurisdiction of the United States federal courts and New York state courts located in New York, New York with respect to any dispute arising under this Warrant, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby.  The Corporation irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding.  The Corporation further agrees that service of process upon it mailed by first class mail shall be deemed in every respect effective service of process upon the Corporation in any such suit or proceeding.  Nothing herein shall affect the Holder’s right to serve process in any other manner permitted by law.  A final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

Section 10. Miscellaneous.

 a.           Amendments.  This Warrant and any provision hereof may be amended by an instrument in writing signed by the Corporation and holders of a majority of the then-unexercised Warrant Shares underlying the Warrants issued pursuant to the Loan Agreement.  All such amendments shall be binding to all Holders of Warrants issued pursuant to the Loan Agreement.

 b.           Descriptive Headings.  The descriptive headings of the several sections of this Warrant are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

 c.           Remedies.  The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby.  Accordingly, the Corporation acknowledges that the remedy at law for a breach of its obligations under this Warrant will be inadequate and agrees, in the event of a breach or threatened breach by the Corporation of the provisions of this Warrant, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Warrant and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

d.           Facsimile Signature.                                           This Warrant may be issued to the Holder containing a facsimile signature of Gregory Webster, the Chief Executive Officer of the Corporation; which facsimile signature the Corporation acknowledges and agrees shall have the same validity and enforceability as those the same were a ribbon original signature.

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IN WITNESS WHEREOF, the Corporation has caused this Warrant to be signed by its duly authorized officer.

FUND.COM INC.

By: /s/ Gregory Webster
Name: Gregory Webster,
Title: CEO

Dated as of ___________ __, 2009

FORM OF EXERCISE AGREEMENT

Dated:  ________ __, 200_

To:                          Fund.com Inc.
455 Broadway, 4th floor
New York, New York 10012
Attn: President

The undersigned, pursuant to the provisions set forth in the within Warrant, hereby agrees to purchase ________ shares of Class A Common Stock covered by such Warrant, and makes payment herewith in full therefor at the price per share provided by such Warrant:

[check applicable box]

___                      in cash or by certified or official bank check or by wired funds in the amount of, or,

___                      by surrender of securities issued by the Corporation (including a portion of the Warrant) having a market value (in the case of a portion of this Warrant, determined in accordance with the cashless exercise provisions set forth in Section 1b of the Warrant) equal to $_________.

Please issue a certificate or certificates for such shares of Class A Common Stock in the name of and pay any cash for any fractional share to:

Name:

Signature:
Address:

	Note:	The above signature should correspond exactly with the name on the face of the within Warrant, if applicable.

and, if said number of shares of Class A Common Stock shall not be all the shares purchasable under the within Warrant, a new Warrant is to be issued in the name of said undersigned covering the balance of the shares purchasable thereunder less any fraction of a share paid in cash.

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers all the rights of the undersigned under the within Warrant, with respect to the number of shares of Class A Common Stock covered thereby set forth herein below, to:

Name of Assignee	Address	No of Shares

, and hereby irrevocably constitutes and appoints ___________________________________ as agent and attorney-in-fact to transfer said Warrant on the books of the within-named corporation, with full power of substitution in the premises.

Dated: ________ __, 200_
In the presence of:
Name:

Signature:
Title of Signing Officer or Agent (if any):

Address:

	Note:	The above signature should correspond exactly with the name on the face of the within Warrant, if applicable.